Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 4, 2005 (except for Notes 1 and 7, as to which the date is April 14, 2005, and Note 10 "Supply Agreement with Corporate Partner," as to which the date is May 3, 2005), in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-122725) and the related Prospectus of Amphastar Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/  ERNST & YOUNG LLP

Orange County, California
October 25, 2005